Exhibit 10.7
CONSULTING AGREEMENT

This CONSULTING AGREEMENT, effective as of December 7, 2010 (the “Effective Date”), is by and between Global Pari-Mutuel Services, Inc. (the “Company”), a Nevada corporation, and Bendigo Partners LLC (“Consulting Firm”), a New York limited liability company (this “Agreement”).

W I T N E S S E T H:

WHEREAS, simultaneously herewith, the Company has entered into an agreement (the “BERMASE Agreement”) with BERMASE LLC, a Delaware limited liability company (“BERMASE”), and its members, pursuant to which, on the date of closing of the transactions contemplated by the BERMASE Agreement (the “BERMASE Closing Date”), it will acquire all of the membership interests in BERMASE in exchange for that number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), such that the current members of BERMASE, together, will own an aggregate of 198,685,798 shares of Common Stock (including shares to be distributed to them by BERMASE simultaneously with or prior to the BERMASE Closing Date);

WHEREAS, following the BERMASE Closing Date, 222,729,316 shares of Common Stock will be issued and outstanding and 225,779,316 shares will be issued and outstanding on a fully-diluted basis; and

WHEREAS, in furtherance of the Company’s business development plan, the Company desires to have Consulting Firm furnish certain consulting services to the Company, and Consulting Firm has agreed to furnish such consulting services, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
ENGAGEMENT OF CONSULTING FIRM

Section 1.01         Services.  During the term of this Agreement, Consulting Firm shall provide to the Company the following consulting services (the “Services”):

a.           The services of Jarrett Lilien to serve as the Company’s Chief Executive Officer, who shall devote substantially all of his business time and attention to perform all duties normally associated with that of a chief executive officer; provided, however, that nothing contained herein shall prohibit Mr. Lilien from devoting such amount of his business time and attention to the ongoing business activities of Consulting Firm as shall not in any way interfere with Mr. Lilien’s ability to carry out his duties and obligations as Chief Executive Officer of the Company;

b.           The services of Leslie Whiteford to serve as the Company’s Chief Financial Officer and to perform all duties normally associated with that of a chief financial officer;

c.           The services of Richard Taylor to serve as the Company’s Chief Operating Officer and to perform all duties normally associated with that of a chief operating officer;

d.           The services of Stephen Ferrando to serve as the Company’s Chief Information Officer and to perform all duties normally associated with that of a chief information officer;

e.           The services of a suitable person to serve as the Company’s Chief Marketing Officer and to perform all duties normally associated with that of a chief marketing officer;

f.           The services of a suitable person to serve as the Company’s internal general counsel and to perform all duties normally associated with that of internal general counsel;

g.           The individuals listed in paragraphs (a) through (f) of this Section 1.01 (collectively with any Replacement Consultants (as defined below), the “Consultants”) shall, in addition to performing the duties normally associated with his or her position with the Company, provide the following services to the Company as supplemented by other full-time personnel of Consulting Firm as necessary: (i) performance of any and all due diligence required in connection with any potential financing and/or transaction involving the Company; (ii) creation and development of a comprehensive business plan; (iii) overseeing and management of any and all investor road shows; (iv) product development services; (v) marketing and public relations development services and (vi) board development services; and

h.           Such additional services as may be necessary or desirable or as may be reasonably requested or required by the Company in connection with the business, operations and affairs of the Company and its subsidiaries and affiliates.

Section 1.02         Replacement Consultants.  Upon either (i) the death or disability of a Consultant, or a determination by Consulting Firm that a Consultant, other than the Chief Marketing Officer or internal general counsel, is unable for any reason to perform the duties required of him or her under the terms of this Agreement or (ii) the adoption of a resolution by at least a majority of the members of the Company’s Board of Directors (the “Board”), including at least a majority of the non-management directors, calling for the replacement of any Consultant, Consulting Firm shall identify and present to the Board for its deliberation an individual whom it believes possesses the qualifications necessary to perform the duties required of such Consultant under this Agreement.  Upon the approval of at least a majority of the members of the Board, including at least a majority of the non-management directors, Consulting Firm shall appoint such individual to replace such Consultant (a “Replacement Consultant”). Consulting Firm shall not be required to present and obtain such prior approval of the Board for Replacement Consultants of the Chief Marketing Officer or internal general counsel.

Section 1.03         Supervision.  In performing the Services, Consulting Firm shall be subject to the supervision and control of the “independent directors”, as that term is defined in accordance with Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market LLC, of the Company.

Section 1.04         Conflict of Interest.  Consulting Firm further agrees that throughout the period of each Consultant’s service hereunder, Consulting Firm shall ensure that Consultants shall not perform any activities or services, or accept such other service which would be inconsistent with this Agreement, the relationship between the parties, or would interfere with or present a conflict of interest concerning such Consultant’s service to the Company. Consulting Firm agrees and acknowledges that each Consultant’s service to the Company is conditioned upon such Consultant adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication.

Section 1.05         Representation and Warranty.  Consulting Firm represents and warrants that the Services provided to the Company do not and will not breach any agreement or duty any Consultant or Consulting Firm has to anyone else, including any agreement or duty to keep in confidence trade secret information belonging to others.  Consulting Firm further represents and warrants that Consultants and Consulting Firm will not bring, use or disclose any trade secret information from other companies during Consulting Firm’s and any Consultant’s service with the Company.

ARTICLE 2
TERM; TERMINATION

Section 2.01         Term.  This Agreement shall commence effective as of the date hereof and shall continue through November 30, 2011 (the “Term”), unless earlier terminated in accordance with Section 2.02 hereof.

Section 2.02         Termination.  The Company may terminate this Agreement in the event of a material breach of a provision of this Agreement by Consulting Firm that, to the extent such breach is curable, remains uncured for a period of thirty (30) days following written notice of such breach from the Board to Consulting Firm and, to the extent such breach is not curable, fifteen (15) days following written notice of such breach from the Board to Consulting Firm. The Consulting Firm may terminate this Agreement in the event of a material breach of a provision of this Agreement by the Company that, to the extent such breach is curable, remains uncured for a period of thirty (30) days following written notice of such breach from the Consulting Firm to the Company and, to the extent such breach is not curable, fifteen (15) days following written notice of such breach from the Consulting Firm to the Company.

ARTICLE 3
COMPENSATION

Section 3.01         Monthly Fee.  In consideration of the Services furnished by Consulting Firm hereunder, the Company shall pay to Consulting Firm a fixed monthly fee of $250,000 in advance on the first day of each month.  The first such payment for the services for the period from December 1, 2010 through December 31, 2010 shall be paid on the Effective Date.

Section 3.02         Stock Options.

a.           In further consideration of the Services furnished by Consulting Firm hereunder, on the Effective Date, the Company shall grant stock options to Consulting Firm and/or the Consultants, in the amounts and to the individual Consultants designated by Consulting Firm, to purchase an aggregate of 56,799,828 shares of Common Stock with the terms set forth in the Option Agreements executed by the Company and Consulting Firm and/or the Consultants on the date hereof.   Such stock option grants shall be subject to the approval of the Company’s stockholders of: (i) a new equity incentive plan, which shall include the stock options to be granted under this Section 3.02(a) and Section 4.02(a) hereof (the “New Plan”); and (ii) an increase in the Company’s authorized Common Stock (the “Required Stockholder Approval”).

b.           The Company hereby represents and warrants to Consulting Firm that the 56,799,828 shares that will be subject to stock options to be granted under Section 3.02(a) hereof will represent 20% of the Company’s issued and outstanding  shares of Common Stock calculated on a fully–diluted basis determined as of the BERMASE Closing Date, including, without limiting the generality of the foregoing, for the purposes of this calculation, (i) such 56,799,828 shares; (ii) 3,050,000 shares of Common Stock issuable upon exercise of outstanding stock options as of the date hereof and (iii) 1,419,996 shares of Common Stock issuable upon exercise of stock options to be granted under Section 4.03(b) hereof, but excluding shares issuable upon exercise of a warrant currently held by BERMASE to purchase 7,000,000 shares of Common Stock which warrant will not be exercised and shall be cancelled pursuant to the BERMASE Agreement.

c.           The Company hereby represents and warrants to Consulting Firm that, on the Effective Date, it will have at least $500,000 in cash and that, on the BERMASE Closing Date, it will have at least an aggregate of $2,500,000 in cash, which, for the avoidance of doubt, shall include and not be in addition to the $500,000 in cash it will have on the Effective Date, minus any and all expenses paid or accrued during the period from the Effective Date through the BERMASE Closing Date.

Section 3.03         Expense Reimbursement.  Upon submission of appropriate documentation to the Company, the Company shall reimburse Consulting Firm for all reasonable and necessary out-of-pocket expenses incurred on behalf of the Company, as well as all reasonable and necessary out-of-pocket business expenses incurred in performance of the Services.

ARTICLE 4
ADDITIONAL AGREEMENTS

Section 4.01        Required Stockholder Approval.  The Company shall obtain the Required Stockholder Approval on or before January 31, 2011. For the avoidance of doubt, any breach of this Section 4.01 by the Company shall be deemed a material breach giving rise to Consulting Firm’s right to terminate this Agreement pursuant to Section 2.02 hereof.

Section 4.02         New Plan.  Following the BERMASE Closing Date, the Company shall have reserved for issuance at least 58,219,900 shares of Common Stock under the New Plan.

Section 4.03         Board of Directors.

a.           On the Effective Date, the resignations of Michael D. Bard, Michael M. Michigami, Joseph P. Neglia and Keith Cannon as members of the Board shall be effective and the remaining members of the Board shall appoint Jarrett Lilien, Jeff Camp and Richard Taylor to fill three of the four vacancies caused by such resignations.  Mr. Lilien shall be entitled to designate an additional individual, which additional individual must be reasonably acceptable to the Board, that qualifies as an “independent director”, as that term is defined in accordance with Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market LLC, to serve as a member of the Board, and the Board shall appoint such designee (the “Additional Designee”) to fill the remaining vacancy on the Board on or before February 28, 2011 (such actual date of appointment, the “Appointment Date”).

b.           On the Effective Date, the Company shall grant a stock option to Jeff Camp to purchase 709,998 shares of Common Stock with the terms set forth in the Option Agreement executed by the Company and Mr. Camp on the date hereof.  On the Appointment Date, the Company shall grant a stock option to the Additional Designee to purchase 709,998 shares of Common Stock with the terms set forth in the Option Agreement executed by the Company and the Additional Designee on the Appointment Date.  Such stock option grants shall be subject to the Required Stockholder Approval.

Section 4.04         Confidentiality Agreement.

a.           Simultaneously with the execution of this Agreement, Consulting Firm agrees, and agrees to cause each Consultant, to sign the Confidentiality Agreement attached as Exhibit A hereto and deliver it to the Company’s address for notices set forth in Section 6.03 hereof.  Immediately upon the appointment of any Replacement Consultant, Consulting Firm agrees, and agrees to cause, each Replacement Consultant to sign the Confidentiality Agreement attached as Exhibit A hereto and deliver it to the Company’s address for notices set forth in Section 6.03 hereof.

b.           Consulting Firm understand that during the Term, Consulting Firm, Consultants and Consulting Firm’s other officers, directors, employees or agents may have access to unpublished and otherwise confidential information (“Confidential Information”) both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or of a Company Client (as defined below), including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Consultants and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential.  Consulting Firm agrees to and to cause each Consultant to observe all Company policies and procedures concerning such Confidential Information.  Consulting Firm further agrees not to and to cause each Consultant not to disclose or use, either while providing services or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that it may disclose and use such information when necessary in the performance of its duties for the Company.  Consulting Firm’s and each Consultant’s obligations under this Agreement will continue with respect to Confidential Information, whether or not its consultancy is terminated, until such information becomes generally available from public sources through no fault of Consulting Firm or any of the Consultants.  Notwithstanding the foregoing, however, Consulting Firm and Consultants shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that it first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to seek a protective order or other appropriate remedy.

c.           During the Term of this Agreement and during Consulting Firm’s consultancy, upon the Company’s request, or upon the termination of this Agreement or Consulting Firm’s consultancy for any reason, Consulting Firm will and will cause each Consultant to promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, or of the Company Client (as defined below), including all materials pertaining to Confidential Information developed by Consultants or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Consulting Firm’s or any Consultant’s possession, custody or control.

d.           Consulting Firm will and will cause each Consultant to promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by it, him or her, alone or with others at any time during its consultancy.  Consulting Firm agrees that the Company owns any such Creations, conceived or made by Consulting Firm or any Consultant alone or with others at any time during its, his or her consultancy, and Consulting Firm hereby assigns and agrees to assign and agrees to cause each Consultant to assign to the Company all rights it has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto that the Company deems necessary or desirable.  These obligations shall continue beyond the termination of its, his or her consultancy with respect to Creations and derivatives of such Creations conceived or made during its, his or her service with the Company.  Consulting Firm understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on Consulting Firm’s or any Consultant’s own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from its, his or her work at the Company.

e.           Consulting Firm will not and will cause each Consultant not to assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to its, his or her duties hereunder as having been made or acquired by Consulting Firm or any Consultant prior to its, his or her work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

f.           During the Term, if Consulting Firm or any Consultant incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

g.           Consulting Firm agrees to and to cause each Consultant to cooperate fully with the Company, both during and after its, his or her service with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  Consulting Firm shall and shall cause each Consultant to sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  Consulting Firm further agrees that if the Company is unable, after reasonable effort, to secure the necessary signature on any such papers, any officer of the Company shall be entitled to execute such papers as its agent and attorney-in-fact and Consulting Firm hereby irrevocably designates and appoints each officer of the Company as its attorney-in-fact to execute any such papers on its behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

h.           “Company Client” means any entity to which the Company provides services during the Term of this Agreement.

Section 4.05         Non-solicitation; Non-competition.

a.           Consulting Firm agrees that, during the Term and until twenty-four (24) months after the termination of this Agreement, Consulting Firm will not and will cause each Consultant not to, directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee or consultant of the Company, or its Affiliated Entities, or a Company Client, or anyone who was an employee of the Company or any of its Affiliated Entities within the one (1) year prior to the termination of this Agreement, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities, without the express written consent of an authorized representative of the Company.

b.           Consulting Firm further agrees that, during the Term and until twenty-four (24) months after the termination of this Agreement, Consulting Firm will not and will cause each Consultant not to, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), or a Company Client,  whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, or a Company Client, (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities or a Company Client, to curtail or cancel their business with the Company or any of its Affiliated Entities, and (iv) accept business from such customers or suppliers of the Company or any of its Affiliated Entities or a Company Client.  These obligations will continue for the specified period regardless of whether the termination of Consulting Firm’s or a particular Consultant’s relationship was voluntary or involuntary or with or without cause.

c.           “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged in the development, marketing, distribution or sale of, or research directed to developing online pari-mutuel wagering technology and systems and services related thereto or any other business carried on or planned to be carried on by the Company.

d.           “Territory” means anywhere where the Company’s business is presently conducted or presently proposed to be conducted.

e.           Consulting Firm agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 4.05 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

Section 4.06        Employment Agreements.  Consulting Firm shall cause each Consultant to use commercially reasonable efforts to negotiate and enter into mutually satisfactory employment agreements with the Company upon expiration of this Agreement pursuant to Section 2.01 hereof.

ARTICLE 5
INDEMNITY; DIRECTOR AND OFFICERS INSURANCE; LIMITATION ON DAMAGES

Section 5.01         Indemnity.  The Company shall indemnify Consultants to the fullest extent permitted by law and consistent with Article 10 of the Company’s Amended and Restated Articles of Incorporation and Article VI of the Company’s Amended and Restated Bylaws, each as may be amended from time to time.

Section 5.02         Directors and Officers Insurance.  At all times during the Term of this Agreement during which any of the Consultants is acting as an executive officer of the Company, the Company shall cause such person to be covered by a directors and officers insurance policy issued by a reputable directors and officers insurance carrier with an aggregate limit of at least $3,000,000 and with coverages and terms no less favorable than those that would be contained in a directors and officers insurance policy of a similarly situated company.  In addition, neither Consulting Firm nor any of its officers, directors, members, employees, affiliates or consultants (including the Consultants) shall be liable to the Company or any third party for any special, indirect, punitive, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of Consulting Firm is advised of the possibility or likelihood of the same.

Section 5.03        Limitation on Damages. Consulting Firm, its officers, directors, members, employees, affiliates and consultants (including the Consultants) shall not have any liability under this Agreement to the Company in excess of the aggregate amounts actually paid to Consulting Firm under Section 3.01 hereof.

ARTICLE 6
GENERAL

Section 6.01         Independent Contractor.

a.           For all purposes Consulting Firm will operate as an independent contractor of the Company. Consequently, Consulting Firm retains full independence in exercising judgment as to the manner of performing the Services, and bears full responsibility for any and all tax liability that arises from the monies paid pursuant to this Agreement.  The Company shall not withhold any funds for tax or other governmental purposes, and Consulting Firm or Consultants shall be responsible for the payment of same.  Consulting Firm and Consultants shall not be entitled to receive any employment benefits offered to employees of the Company including workers compensation insurance.  To this end, Consulting Firm and Consultants acknowledge that it, he or she is not an employee, agent, co-venturer, or representative of the Company and that the Company will not incur any liability as a result of its actions.  Consultants shall at all times disclose that he or she is an independent contractor of the Company and shall not represent to any third party that he or she is an employee, agent, co-venturer, or representative of the Company other than as expressly authorized by the Company.

b.           Subject to the provisions of Section 5.03 hereof, Consulting Firm shall indemnify and hold harmless the Company and its directors, employees, agents, subsidiaries and other affiliates, from and against any and all Claims incurred by reason any of the following to the extent occasioned by the gross negligence or willful misconduct of Consulting Firm, any of the Consultants or Consulting Firm’s other officers, directors, employees or agents: (a) failure to perform any covenant or agreement set forth in the Agreement; (b) injury to or death of any person or any damage to or loss of property; or (c) any breach by Consulting Firm of any representation, warranty, covenant or agreement under this Agreement.  The Company shall have the right to offset against any fees due to Consulting Firm under this Agreement by the amount of any indemnity to which the Company is entitled under this Section 6.01(b) for any damage, cost, liability, expense, fee or other disbursement, incurred by the Company pursuant to this Section 6.01(b).

Section 6.02         Entire Agreement.  This Agreement and the attachments hereto, embody all of the representations, warranties, and agreements between the parties relating to Consulting Firm’s consultancy.  No other representations, warranties, covenants, understandings, or agreements exist between the parties regarding the subject matter hereof.  This Agreement shall supersede all agreements, written or oral, relating to Consulting Firm’s consultancy.  This Agreement may not be amended, modified or terminated except by a writing signed by the parties.

Section 6.03         Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or electronic mail or sent by Federal Express or other recognized overnight courier, in each case at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Global Pari-Mutuel Services, Inc.
1231 Honeysuckle Lane
Chandler, Arizona 85248
Telephone: (415) 302-8621
Facsimile: (480) 883-2282
Electronic Mail: jim@gprm.net
Attention: James A. Egide

with a copy to (which shall not constitute notice):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York  10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
Electronic Mail: rfriedman@olshanlaw.com; ksilverman@olshanlaw.com
Attention:  Robert H. Friedman, Esq.
                    Kenneth M. Silverman, Esq.

If to Consulting Firm:

Bendigo Partners LLC
9 West 57th Street, 15th Floor
New York, New York 10019
Telephone: (917) 338-7323
Facsimile: (203) 724-1855
Electronic Mail: j.lilien@bendigopartners.com
Attention: Jarrett Lilien

with a copy to (which shall not constitute notice):

Rayner Rowe LLP
75 Rockefeller Plaza, 20th Floor
New York, New York 10019
Telephone: (212) 763-5069
Facsimile: (212) 937-4680
Electronic Mail: Daniel@raynerrowe.com
Attention: Daniel Rayner, Esq.

All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile or electronic mail, three business days after the date of mailing, if mailed by registered or certified mail (return receipt requested), and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

Section 6.04         Governing Law; Jurisdiction; Waiver of Jury Trial.

a.           This Agreement shall be governed by and interpreted exclusively in accordance with the laws of New York, without regard to conflict of laws provisions thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. All disputes arising from or relating to this Agreement shall be heard exclusively in a court of competent jurisdiction within the State of New York, County of New York, and the parties hereto consent to personal jurisdiction in such courts for such purposes, and further waive all objections on grounds of improper venue or forum non conveniens.

b.           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.05         Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

Section 6.06         Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing and signed by the party against whom enforcement is sought.

Section 6.07        Assignment.  This Agreement may not be assigned by Consulting Firm without the prior written consent of the Company; provided, that the Company’s prior written consent to a proposed assignment of this Agreement by Consulting Firm to an entity under common control with or controlled by Consulting Firm is not to be unreasonably withheld or delayed. This Agreement may not be assigned by the Company without the prior written consent of Consulting Firm. This Agreement shall be binding upon and shall inure to the benefit each party’s successors and permitted assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

Section 6.08         Survival.  The obligations set forth in Exhibit A hereto, Sections 4.04 and 4.05 and Articles 5 and 6 shall survive any expiration or termination of this Agreement.

Section 6.09         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written.

GLOBAL PARI-MUTUEL SERVICES, INC.

By:	/s/ James A. Egide
	Name:	James A. Egide
	Title:	Chief Executive Officer

BENDIGO PARTNERS LLC

By:	/s/ R. Jarrett Lilien
	Name:	R. Jarrett Lilien
	Title:	Chief Executive Officer

Appendix A

EXHIBIT A

This Confidentiality Agreement (this “Agreement”) is executed this ____ day of ___________, 20___, by and among Global Pari-Mutuel Services, Inc., a Nevada corporation, its subsidiaries, divisions and affiliates (the “Company”), and ________________ (the “Consultant”), in consideration of the Consultant’s services to the Company.

1.           Confidentiality Agreement.

a.           Consultant understands that from the date hereof through November 30, 2011 (the “Term”), Consultant may have access to unpublished and otherwise confidential information  (“Confidential Information”) both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or of a Company Client (as defined below), including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Consultant and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential.  Consultant agrees to observe all Company policies and procedures concerning such Confidential Information.  Consultant further agrees not to disclose or use, either while providing services or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that it, may disclose and use such information when necessary in the performance of its duties for the Company.  Consultant’s obligations under this Agreement will continue with respect to Confidential Information, whether or not its consultancy is terminated, until such information becomes generally available from public sources through no fault of Bendigo Partners LLC or Consultant.  Notwithstanding the foregoing, however, Consultant shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that it first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to seek a protective order or other appropriate remedy.

b.           During the Term of this Agreement and during Consultant’s consultancy, upon the Company’s request, or upon the termination of this Agreement or Consultant’s consultancy for any reason, Consultant will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, or of the Company Client (as defined below), including all materials pertaining to Confidential Information developed by Consultant or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Consultant’s possession, custody or control.

c.           Consultant will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him or her, alone or with others at any time during his or her consultancy.  Consultant agrees that the Company owns any such Creations, conceived or made by Consultant alone or with others at any time during his or her consultancy, and Consultant hereby assigns and agrees to assign to the Company all rights it has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto that the Company deems necessary or desirable.  These obligations shall continue beyond the termination of his or her consultancy with respect to Creations and derivatives of such Creations conceived or made during his or her service with the Company.  Consultant understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on Consultant’s own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his or her work at the Company.

d.           Consultant will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his or her duties hereunder as having been made or acquired by Consultant prior to his or her work for the Company, except for the matters, if any, described in Appendix A to this Agreement.  Each Consultant shall complete a separate Appendix A upon becoming a Consultant.

e.           During the Term, if Consultant incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

f.           Consultant agrees to cooperate fully with the Company, both during and after his or her service with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  Consultant further agrees that if the Company is unable, after reasonable effort, to secure the necessary signature on any such papers, any officer of the Company shall be entitled to execute such papers as his or her agent and attorney-in-fact and Consultant hereby irrevocably designates and appoints each officer of the Company as its attorney-in-fact to execute any such papers on its behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

g.           “Company Client” means any entity to which the Company provides services during the Term of this Agreement.

2.           Non-solicitation; Non-competition.

a.           Consultant agrees that, during the Term and until twenty-four (24) months after the termination of his or her consultancy, Consultant will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee or consultant of the Company, or its Affiliated Entities, or a Company Client, or anyone who was an employee of the Company or any of its Affiliated Entities within the one (1) year prior to the termination of Consultant’s consultancy, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities, without the express written consent of an authorized representative of the Company.

b.           Consultant further agrees that, during the Term and until twenty-four (24) months after the termination of his or her consultancy, Consultant will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), or a Company Client,  whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, or a Company Client, (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities or a Company Client, to curtail or cancel their business with the Company or any of its Affiliated Entities, and (iv) accept business from such customers or suppliers of the Company or any of its Affiliated Entities or a Company Client.  These obligations will continue for the specified period regardless of whether the termination of Consultant relationship was voluntary or involuntary or with or without cause.

c.           “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged in the development, marketing, distribution or sale of, or research directed to developing online pari-mutuel wagering technology and systems and services related thereto or any other business carried on or planned to be carried on by the Company.

d.           “Territory” means anywhere where the Company’s business is presently conducted or presently proposed to be conducted.

e.           Consultant agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 2 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

3.           Representation and Warranty.  Consultant represents and warrants that the services provided to the Company do not and will not breach any agreement or duty Consultant has to anyone else, including any agreement or duty to keep in confidence trade secret information belonging to others.  Consultant further represents and warrants that Consultant will not bring, use or disclose any trade secret information from other companies during Consultant’s service with the Company.

4.           Injunctive Relief.  Without limiting the remedies available to the Company, the parties acknowledge that a breach of any of the covenants contained above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek to obtain a temporary restraining order and/or a preliminary injunction restraining Consultant from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants of this Agreement.

5.           Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

6.           Governing Law; Jurisdiction; Waiver of Jury Trial.

a.           This Agreement shall be governed by and interpreted exclusively in accordance with the laws of New York, without regard to conflict of laws provisions thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. All disputes arising from or relating to this Agreement shall be heard exclusively in a court of competent jurisdiction within the State of New York, County of New York, and the parties hereto consent to personal jurisdiction in such courts for such purposes, and further waive all objections on grounds of improper venue or forum non conveniens.

b.           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.           Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing and signed by the party against whom enforcement is sought.

8.           Assignment.  This Agreement may not be assigned by Consultant.  This Agreement may not be assigned by the Company without the prior written consent of Consultant. This Agreement shall be binding upon and shall inure to the benefit each party’s successors and permitted assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

9.           Entire Agreement.  This Agreement, that certain consulting agreement, effective as of December 1, 2010, by and between the Company and Bendigo Partners LLC (the “Consulting Agreement”), and the attachments hereto, embody all of the representations, warranties, and agreements between the parties relating to Consultant’s consultancy.  This Agreement shall supersede all agreements, written or oral, relating to Consultant’s consultancy.  This Agreement may not be amended, modified or terminated except by a writing signed by the parties.

10.           Acknowledgement.  Consultant acknowledges (a) that he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he or she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his or her own judgment.

11.           Survival.  The obligations set forth in this Agreement shall survive any expiration or termination of this Agreement or the Consulting Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date above.

GLOBAL PARI-MUTUEL SERVICES, INC.

By:
Name:
Title:

CONSULTANT

Name:

Agreed to and Accepted:

BENDIGO PARTNERS LLC

By:
Name:
Title:

Appendix A